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                                                              Exhibit 99.3


FOR IMMEDIATE RELEASE                                CONTACT: Lavine Surtani
January 28, 1999                                              (212) 445-8262
                                                              lsurtani@bsmg.com

                                                              Jim Treacy
                                                              (212) 527-8604
                                                              jtreacy@tmp.com


                      TMP WORLDWIDE ACQUIRES MORGAN & BANKS

        PURCHASE OF ONE OF THE WORLD'S LARGEST SELECTION AND SEARCH FIRMS
          STRENGTHENS TMP'S GLOBAL "INTERN-TO-CEO" RECRUITMENT STRATEGY

         New York, January 28, 1999 - TMP Worldwide (NASDAQ: TMPW; ASX: TMP), the leading provider of global recruiting solutions, including the dominant Internet careers portal, Monster.com, today announced it has acquired Morgan & Banks Limited of Sydney, Australia in a pooling of interests transaction for approximately 5,450,000 TMP Worldwide shares, including the effect of Morgan & Banks options outstanding. The acquisition, the largest in TMP's history, is expected to be immediately accretive.

         In August, 1998, TMP announced its intention to acquire Morgan & Banks, the largest executive selection and search firm in Australasia and one of the largest in the world. Morgan & Banks reported revenues of US$ 129.0 million (approximately A$ 204 million) for the six-months-ended September 30, 1998. On a proforma basis, the combined companies would have reported revenues of US$ 473.0 million (approximately A$ 750 million) for the first nine months of 1998.

                                    - more -


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TMP/Morgan & Banks
Page 2


         "This acquisition is a particularly significant one for our company," said Andrew J. McKelvey, chairman and CEO of TMP Worldwide. "First, this acquisition is about people, Morgan & Banks brings 1,100 terrific new employees into the TMP family. Second, filling mid-level positions in the $50,000 to $150,000 compensation range (known as `selection'), is an essential piece of TMP's `intern to CEO' strategy. The Morgan & Banks acquisition greatly expands our selection opportunities on Internet, and secures TMP's global leadership position in this segment of the recruitment industry."

         Under the terms of the agreement, Andrew Banks, joint managing director and co-founder of Morgan & Banks, has agreed to join the board of directors of TMP Worldwide this year.

         "Morgan & Banks is extremely pleased to join the TMP global recruitment network," said Andrew Banks. "We're excited by the traditional and online recruitment opportunities the combined strengths of TMP and Morgan & Banks will create, both in the U.S. and internationally."

         With the acquisition, TMP now owns the two leading career Web sites in Australia, Job Hound (WWW.MORGANBANKS.COM.AU) and Monster.com/Australia (WWW.MONSTER.COM.AU).

         "I've continually been impressed with Morgan & Banks' Internet strategy," said Jeff Taylor, CEO of TMP Interactive. "Their leading Web site, Job Hound, will merge with Monster.com/Australia to form the leading careers portal in Australia. Adding Job Hound's traffic, job listings and Internet team strengthens our dominant Internet strategy worldwide."

                                     -more-

 TMP/Morgan & Banks
Page 3

         Founded in 1985, Morgan & Banks' global operations have more than 1,100 employees in five countries, namely Australia, New Zealand, Singapore, Hong Kong and the United Kingdom. Morgan & Banks offers a range of advanced and comprehensive executive selection, search and consulting services.

         Founded in 1967, TMP Worldwide (NASDAQ: TMPW; ASX: TMP), now with more than 4,750 employees in 21 countries, is the online recruitment leader and one of the world's largest recruitment advertising agency networks, and now one of the world's largest search and selection agencies. TMP Worldwide is also the world's largest yellow page advertising agency and a provider of direct marketing services. The company's clients include more than 70 of the FORTUNE 100 and more than 400 of the FORTUNE 500 companies.

         Monster.com (www.monster.com), the flagship product of the Interactive Division of TMP Worldwide, is the leading, global online network for careers, connecting the most progressive companies with the most qualified career-minded individuals. Monster.com is committed to leading the market by offering innovative technology and superior services that give consumers and businesses more control over the recruiting process. The Monster.com network consists of sites in the United States, Canada, United Kingdom, Netherlands, Australia, and is coming soon to Belgium, France, and Germany.

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